EXHIBIT 99.2

Thursday August 3, 8:29 am Eastern Time

Press Release

SOURCE: RSL Communications, Ltd.

RSL COM Announces Senior Management Changes

Names Paul B. Domorski President & CEO

HAMILTON, Bermuda and NEW YORK, Aug. 3 /PRNewswire/ -- RSL Communications, Ltd. (Nasdaq: RSLC - news), a leading provider of integrated data, Internet and voice telecommunications services in Europe and the U.S., today announced the appointment of Paul B. Domorski as President and CEO. Mr. Domorski, formerly President of British Telecom Syncordia Solutions, succeeds Itzhak Fisher, who will remain as a consultant to the board of directors of the Company.

As the President and CEO, Mr. Domorski will have full responsibility for orchestrating the Company's strategy including the implementation of its European and U.S. growth plans.

Mr. Domorski comes from British Telecom Syncordia Solutions where he was president since 1997. Syncordia is BT's worldwide value-added solutions business, covering outsourcing, network integration, consultancy, customer relationship management and e-commerce. Mr. Domorski's first responsibility as president was to consolidate six operations within BT to become Syncordia. Thereafter, he grew the business to nearly $2 billion in revenue and 7,000 employees and moved the business from a start-up to an aggressive player in the Internet and e-commerce market. Prior to joining BT, Mr. Domorski had extensive international operational experience with Unisys where he turned a declining operation in Europe and Africa into a rapidly growing one by being an early provider of network integration and other value-added computing services. Earlier in his career with Unisys, he held various management and financial positions, restoring flagging businesses, improving financial performance, growing the customer base, introducing new products and streamlining management processes and structures.

His initial mandate at RSL COM will be to improve operational efficiencies and financial performance plus contain costs. Mr. Domorski will guide the Company's transformation and pursue an integrated services strategy of providing data and Internet-centric bundled services to small and medium sized enterprises. His wealth of experience in international telecommunications will enable RSL COM to achieve the Company's stated objectives of focusing on its core markets and moving rapidly into introducing additional data and Internet products. Mr. Domorski will be located in London, England and expects to start on August 21.

Itzhak Fisher, co-founder and RSL COM President and CEO since 1994, said, "I believe that Paul will take the Company to the next level. It is the right time to make the change and the right person for the job." Mr. Fisher will resign from the board of directors but will remain as a consultant to the board and assist Mr. Domorski in ensuring a smooth transition.

In addition, Donald R. Shassian, Chief Operating Officer and former Chief Financial Officer of RSL COM, will be leaving the Company. He believes that the COO position should be located in Europe so that the individual can work closely with Mr. Domorski. Mr. Shassian does not wish to re-locate to Europe for family reasons and, accordingly, will be leaving RSL COM after a transition period to pursue other opportunities.

In a related move, Jacob Z. Schuster will assist in providing continuity to the organization through the transition period. Mr. Schuster has served as an RSL COM board member since 1994, was the CFO and Treasurer of RSL COM and previously was a General Partner and Treasurer of Goldman Sachs & Co. Ronald S. Lauder, co-founder and Chairman of RSL COM said, "When Itzhak and I founded RSL COM six years ago, he saw the opportunities presented by deregulation, seized the first-to-market advantage and built a global enterprise that spanned twenty-two countries. It was under his stewardship that RSL COM became a company which generates $1.5 billion with 1.3 million customers around the world and I am personally grateful for his contributions to the business." "I would also like to thank Don Shassian for all of his contributions these past eighteen months in helping to develop the current strategy, begin its implementation in Europe and the U.S. and in enhancing our finance capabilities. I regret his decision to leave the Company," said Mr. Lauder.

"With his background of successfully operating businesses in Europe and the U.S., Paul is the ideal candidate to lead RSL COM through the next evolution and to realize the Company's fullest potential," continued Mr. Lauder. "Paul's proven experience in directing companies to achieve operational effectiveness, his demonstrated ability for meeting targets and obvious talent for identifying future growth opportunities are precisely what RSL COM needs now to ensure its future success. I have every confidence that Paul will execute well on our strategic objectives."

RSL Communications, Ltd. is a facilities-based communications company that provides a broad range of data and Internet, voice and value-added service solutions primarily to small and medium sized businesses and residential customers in selected markets around the globe. Through its subsidiary, deltathree.com, RSL COM also owns and operates a privately managed Internet Protocol telephone network with 71 points of presence in 36 countries. For additional information on RSL Communications, Ltd. visit the website at http://www.rslcom.com .

This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. For a detailed discussion of these cautionary statements, risk factors and uncertainties please refer to the Company's filings with the Securities and Exchange Commission.

SOURCE: RSL Communications, Ltd.